Exhibit 99.1

ATC Contact: Adam Smith
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF TERESA H. CLARKE
TO BOARD OF DIRECTORS AND DECLARES QUARTERLY DISTRIBUTION

BOSTON, MASSACHUSETTS – December 16, 2021 – American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Teresa H. Clarke as a director.

Ms. Clarke is the Chair of Africa.com LLC, a media holding company with an extensive array of platforms that reach a global audience interested in African content and community. Prior to joining Africa.com LLC, Ms. Clarke was a Managing Director in the investment banking division of Goldman Sachs & Co. from 2004 to 2010, where she led corporate finance and merger & acquisition transactions for corporate clients in the industrials and real estate sectors. Ms. Clarke currently serves on the board of directors of Arthur J. Gallagher, the global insurance brokerage with operations in 56 countries.

“We are delighted to welcome Teresa to our Board of Directors,” said Tom Bartlett, President and Chief Executive Officer of American Tower. “Teresa brings a comprehensive global perspective, stemming from her extensive leadership experience across finance, technology and public policy, including in Africa. We expect Teresa’s insights to be incredibly valuable as we continue to drive compelling growth across our global footprint and execute on our Stand and Deliver strategy.”

In addition, the Company's Board of Directors declared a quarterly cash distribution of $1.39 per share on shares of the Company’s common stock. The distribution is payable on January 14, 2022 to the stockholders of record at the close of business on December 27, 2021.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 219,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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